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                                                                    EXHIBIT 12.1

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

      (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                               Quarter Ended                 Year Ended December 31,
                                                             ------------------  ------------------------------------------------
                                                             April 1,  April 3,
                                                              2000      1999      1999     1998       1997       1996         1995
                                                             -------  --------   ------   ------    --------   --------      ------
Income before provision for national income taxes,
  minority interests in net income (loss) of subsidiaries,
  equity (income) loss of affiliates, and extraordinary items    106.4     83.7   443.0   $ 214.8     $ 345.8    $ 253.4    $ 152.9
Fixed charges                                                     87.0     35.0   262.6     130.7       113.6      112.7       82.6
Distributed income of affiliates                                     -        -       -       2.3         3.9        3.0        1.3
                                                                ------   ------  ------  --------    --------   --------   --------
    Earnings                                                     193.4    118.7   705.6   $ 347.8     $ 463.3    $ 369.1    $ 236.8
                                                                ======   ======  ======  ========    ========   ========   ========

Interest expense                                                  78.8     30.1   235.1   $ 110.5     $ 101.0    $ 102.8    $  75.5
Portion of lease expense representative of interest                8.2      4.9    27.5      20.2        12.6        9.9        7.1
                                                                ------   ------  ------  --------    --------   --------   --------
     Fixed Charges                                                87.0     35.0   262.6   $ 130.7     $ 113.6    $ 112.7    $  82.6
                                                                ======   ======  ======  ========    ========   ========   ========

     Ratio of Earnings to Fixed Charges                            2.2      3.4     2.7       2.7         4.1        3.3        2.9

     Fixed Charges in Excess of Earnings                             -        -       -         -           -          -          -